UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)  January 5, 2010

Cloud Peak Energy Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-34547	26-3088162
(Commission File Number)	(IRS Employer Identification No.)

505 S. Gillette Ave.
Gillette, WY	82716
(Address of Principal Executive Offices)	(Zip Code)

(307) 687-6000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On January 5, 2010, the Board of Directors (“Board”) of Cloud Peak Energy Inc. (the “Company”), upon recommendation of the Board’s Nominating and Corporate Governance Committee, appointed C. Kevin McArthur, Steven W. Nance and William F. Owens to the Board. Mr. Owens will stand for re-election to the Board at the Company’s 2010 Annual Meeting of Shareholders.  He will also chair the Company’s Nominating and Corporate Governance Committee and participate as a member of the Compensation Committee.  Mr. McArthur will stand for re-election to the Board at the Company’s 2011 Annual Meeting of Shareholders, and will chair the Company’s Health, Safety, Environment and Communities Committee as well as participate on the Company’s Nominating and Corporate Governance Committee.  Mr. Nance will stand for re-election to the Board at the Company’s 2012 Annual Meeting of Shareholders and will participate as a member of the Company’s Audit and Compensation Committees.

Each of Messrs. McArthur, Nance and Owens will receive compensation as a non-employee director in accordance with the Company’s non-employee director compensation practices.  Annual compensation of non-employee directors is currently comprised of cash compensation, consisting of annual Board and committee retainers, and equity compensation, consisting of restricted stock awards. Each of these components is described in more detail in the Company’s prospectus filed with the U.S. Securities and Exchange Commission on November 23, 2009, under the Management — Director Compensation section.

Upon their appointment to the Board, Messrs. McArthur, Nance and Owens each received an initial award of restricted stock valued at $60,000 (based upon the closing price on the grant date).  They each also received, along with the other non-employee directors, an annual grant of restricted stock in accordance with the non-employee director compensation program.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

99.1 Press release, dated January 11, 2010, issued by Cloud Peak Energy Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLOUD PEAK ENERGY INC.

By:	/s/ Amy J. Stefonick
	Name:	Amy J. Stefonick
	Title:	Corporate Secretary

Date:  January 11, 2010

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release, dated January 11, 2010, issued by Cloud Peak Energy Inc.